Exhibit 99

For more information:
Craig M. Koven
Communications Manager
(800) CELADON Ext. 7041
(317) 972-7041 Direct
(317) 408-4859 Mobile
ckoven@celadongroup.com

CELADON CFO APPOINTED VICE CHAIRMAN OF BOARD OF DIRECTORS

INDIANAPOLIS – Celadon Group Inc. (Nasdaq: CLDN) today announced that Chief Financial Officer Paul Will was elected to the Board of Directors and appointed Vice Chairman at its Board meeting on Aug. 8.

Will, 41, will continue to serve as Executive Vice President and CFO, a position he has held since 1998. He joined Celadon in 1993 as Controller.

"During his tenure as CFO for more than eight years, the Company has advanced significantly due to Paul’s strong financial discipline and outstanding strategic thinking," said Celadon Chairman and Chief Executive Officer Steve Russell. "In addition to his financial responsibilities, he has also excelled in directing the activities of Maintenance, Equipment Purchasing, Human Resources, Information Technology, Risk Management, and Safety."

Will has more than 18 years of experience in accounting and finance. A graduate of Indiana University, he spent several years working in public accounting for KPMG prior to joining Celadon. Will is a certified public accountant and serves as Chairman of the American Trucking Associations' National Accounting and Finance Council (NAFC). In 2006, he was recognized as being “Indiana’s Best and Brightest” in Accounting among professionals age 40 and under.

About Celadon Group Inc.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets.

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